PENSKE AUTOMOTIVE REPORTS FIRST QUARTER RESULTS
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Income From Continuing Operations of $16.2 Million, or $0.18 Per Share

Reduces Inventory by $233 Million, or 15%

Repurchases $69 Million of 3.5% Convertible Notes
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BLOOMFIELD HILLS, MI, May 5, 2009 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported first quarter income from continuing operations of $16.2 million, or $0.18 per share. This compares to income from continuing operations of $32.3 million, or $0.33 per share, in the first quarter last year. In the quarter, the Company recorded a $6.5 million, or $0.07 per share, after-tax gain relating to the repurchase of $69 million principal amount of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026. Excluding this gain, adjusted income from continuing operations amounted to $9.7 million, or $0.11 per share.

Total revenue was $2.2 billion compared to $3.2 billion in the same period last year. The decline in revenue versus the comparable prior year period was driven principally by a 31.2% decrease in total retail sales. The retail sales decline included a 34.5% same-store retail revenue decrease, due largely to a 35.1% decrease in same-store new vehicle unit sales and changes in exchange rates. Despite broad weakness in the new vehicle market in the U.S. and the U.K., the Company’s used vehicle business performed relatively well. Retail used units sold increased 1.6%, despite a 4.2% decrease on a same-store basis, as customers looked for value-priced alternatives to meet their transportation needs. The service and parts business also performed well, declining 8.8% in total, but only 2.6% on a same-store basis excluding changes relating to exchange rates.

“In light of the challenging economic conditions in all of our markets, we are pleased with the performance of our business in the first quarter,” said Penske Automotive Group Chairman Roger Penske. “Despite new vehicle sales approaching a 30 year low in the U.S. and a 30% decline in new vehicle registrations in the U.K. in the March registration period, our ability to reduce costs and inventory levels helped us achieve profitability in the first quarter. In total, we reduced our inventories by $233 million and improved our days supply of new vehicles to 69 days from 105 days at the end of 2008. I am particularly pleased to note that the cost reduction initiatives implemented by the Company have resulted in a decrease in SG&A as a percentage of gross profit to 85.0% in the first quarter, compared to 89.4% on an adjusted basis in the fourth quarter of 2008.”

Mr. Penske continued, “We continue to evaluate ways to operate more efficiently, and remain focused on maintaining liquidity and flexibility. I am pleased to report that we are in compliance with all of our debt covenants, and expect to remain in compliance over the next twelve months.”

Securities Repurchase Authority

The Company’s Board of Directors previously approved repurchases of up to $150 million of our outstanding common stock, debt and convertible debt. During the first quarter, the Company repurchased $69 million principal amount of its 3.5% Senior Subordinated Convertible Notes due 2026 for $52 million in cash. After these purchases, the Company has an additional $44 million remaining under its securities repurchase authority. As of March 31, 2009, approximately $306 million principal amount of the 3.5% Senior Subordinated Convertible Notes due 2026 remained outstanding.

smart USA

During the first quarter, smart USA wholesaled 5,714 units, and for the year expects to wholesale approximately 20,000 units. In addition, smart USA’s distribution of parts is increasing due to the growing number of smart units in operation. During the quarter, smart USA approved two new retail centers, expanding the smart retail network in the U.S. to 75 franchises.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the first quarter of 2009 on May 5, 2009, at 2:00 p.m. EDT. To listen to the conference call, participants must dial (800) 230-1096 [International, please dial (612) 332-7515]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 158 franchises in 19 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smart USA Distributor LLC. smart USA supports 75 smart retail centers in the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential and its ability to reduce its variable expenses. Actual results may vary materially because of risks and uncertainties, including external factors such as consumer credit conditions, any potential restructuring of the U.S. automotive sector, macro-economic factors, interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations and related earnings per share, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	First Quarter
	2009	2008
Revenues:
New Vehicle	$972,127	$1,625,950
Used Vehicle	614,630	794,063
Finance and Insurance, Net	48,409	73,877
Service and Parts	327,554	359,142
Distribution	80,113	63,770
Fleet and Wholesale Vehicle	115,043	258,535

Total Revenues	2,157,876	3,175,337

Cost of Sales:
New Vehicle	900,750	1,489,357
Used Vehicle	558,650	728,295
Service and Parts	150,453	157,885
Distribution	68,314	53,617
Fleet and Wholesale Vehicle	111,418	257,696

Total Cost of Sales	1,789,585	2,686,850

Gross Profit	368,291	488,487
SG&A Expenses	313,002	394,072
Depreciation and Amortization	12,872	13,291

Operating Income	42,417	81,124
Floor Plan Interest Expense	(9,515)	(17,026)
Other Interest Expense	(14,494)	(11,911)
Debt Discount Amortization	(3,638)	(3,496)
Equity in Earnings of Affiliates	714	1,392
Gain on Debt Repurchase	10,429	- -

Income from Continuing Operations Before	25,913	50,083
Income Taxes
Income Taxes	(9,717)	(17,809)

Income from Continuing Operations	16,196	32,274
Income from Discontinued Operations, Net of Tax	6	57

Net Income	16,202	32,331
Income (Loss) Attributable to Non-Controlling Interests	80	(435)

Net Income Attributable to Penske Automotive Group	$16,282	$31,896
Common Shareholders

Income from Continuing Operations Per Diluted Share	$0.18	$0.33

Income Per Diluted Share	$0.18	$0.33

Diluted Weighted Average Shares Outstanding	91,501	95,252

Amounts Attributable to Penske Automotive Group Common Shareholders:
Reported Income from Continuing Operations	$16,196	$32,274
Income (Loss) Attributable to Non-Controlling Interests	80	(435)

Income from Continuing Operations, net of tax	16,276	31,839
Income from Discontinued Operations, net of tax	6	57

Net Income	$16,282	$31,896

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	3/31/09	12/31/08
Assets
Cash and Cash Equivalents	$11,458	$20,109
Accounts Receivable, Net	312,039	294,567
Inventories	1,360,239	1,593,267
Other Current Assets	91,193	88,378
Assets Held for Sale	8,411	9,739

Total Current Assets	1,783,340	2,006,060
Property and Equipment, Net	666,602	662,493
Intangibles	970,681	974,649
Other Long-Term Assets	304,492	318,947

Total Assets	$3,725,115	$3,962,149

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$847,711	$968,873
Floor Plan Notes Payable – Non-Trade	389,491	511,357
Accounts Payable	201,798	178,811
Accrued Expenses	199,085	196,274
Current Portion Long-Term Debt	11,132	11,305
Liabilities Held for Sale	10,592	13,492

Total Current Liabilities	1,659,809	1,880,112
Long-Term Debt	1,008,093	1,052,060
Other Long-Term Liabilities	228,743	221,556

Total Liabilities	2,896,645	3,153,728
Stockholders’ Equity	828,470	808,421

Total Liabilities and Stockholders’ Equity	$3,725,115	$3,962,149

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Three Months
	2009	2008
Total Retail Units:
New Retail	30,668	45,188
Used Retail	26,811	26,402

Total Retail	57,479	71,590

smart Wholesale Units	5,714	4,913

Same-Store Retail Units:
New Same-Store Retail	28,963	44,645
Used Same-Store Retail	25,113	26,208

Total Same-Store Retail	54,076	70,853

Same-Store Retail Revenue:
New Vehicles	$918,217	$1,606,962
Used Vehicles	574,653	788,940
Finance and Insurance, Net	46,331	73,215
Service and Parts	310,381	353,380

Total Same-Store Retail	$1,849,582	$2,822,497

Same-Store Retail Revenue Growth:
New Vehicles	(42.9%)	(5.4%)
Used Vehicles	(27.2%)	2.1%
Finance and Insurance, Net	(36.7%)	5.3%
Service and Parts	(12.2%)	1.0%
Revenue Mix:
New Vehicles	45.1%	51.2%
Used Vehicles	28.5%	25.0%
Finance and Insurance, Net	2.2%	2.3%
Service and Parts	15.2%	11.3%
Distribution	3.7%	2.0%
Fleet and Wholesale	5.3%	8.2%
Average Retail Selling Price:
New Vehicles	$31,698	$35,982
Used Vehicles	22,925	30,076
Gross Margin	17.1%	15.4%
Retail Gross Margin – by Product:
New Vehicles	7.3%	8.4%
Used Vehicles	9.1%	8.3%
Service and Parts	54.1%	56.0%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Three Months
	2009	2008
Gross Profit per Retail Transaction:
New Vehicles	$2,327	$3,023
Used Vehicles	2,088	2,491
Finance and Insurance	842	1,032
Brand Mix:
BMW	23%	22%
Toyota / Lexus	19%	19%
Honda / Acura	14%	14%
Mercedes Benz	10%	10%
Audi	10%	8%
Land Rover	4%	5%
Ferrari / Maserati	3%	4%
Porsche	3%	3%
Other	14%	15%

	100%	100%
Premium	65%	66%
Foreign	30%	29%
Domestic Big 3	5%	5%

	100%	100%
Revenue Mix:
U.S.	64%	61%
International	36%	39%

	100%	100%
Rent Expense	$39,642	$39,896
	3/31/09	12/31/08

Debt to Total Capital Ratio	55%	57%
Debt Covenant Compliance (U.S.):
Current Ratio (min 1.00:1)	1.07:1	1.07:1
Fixed Charge Coverage Ratio (min 1.00:1)	1.17:1	1.24:1
Ratio of Non-Floorplan Debt to Stockholders’ Equity (max 1.30:1)	0.77:1	0.86:1
Funded Debt to EBITDA Ratio (max 2.50:1)	1.48:1	1.26:1
Debt Covenant Compliance (U.K.):
Capital Expenditures (max £50 million)	£28.3	£29.5
EBITAR to Fixed Charges (min 1.40:1)	1.75x	1.76x
Debt to EBITAR (max 3.25:1)	0.82x	1.45x